Exhibit 10.37

July 26, 1999

Roger Shanafelt
Excite@Home Network
425 Roadway
Redwood City California 94063

RE: EVCI and Excite@Home Marketing Alliance

Dear Roger,

This letter outlines and confirms the terms of the EVCI and Excite@Home Alliance/Partnering agreement.

Excite@Home is the leading provider of broadband Internet access and interactive services, providing advertisers with multimedia-rich online advertising and marketing opportunities and distributing high-speed interactive services to residences and business.

The Excite portal is an award-winning destination that reaches one of the largest audiences on the Web, with over 38 million registered customers providing exceptional targeted advertising opportunities.

EVCI is the  leading  provider of live  interactive  two-way  video  conferenced distance learning providing access to accredited college courses and degree programs, test prep and liscencing programs and training from multiple educational providers.

By providing Excite@Home high-speed Internet customers access to programs offered by EVCI's educational providers via interactive video conferenced distance learning (IVC/DL), EVCI will be helping Excite@Home achieve its mission "to provide high-speed, fully integrated, multimedia services, which will revolutionize the way people interact with information and each other at home and at work".

Providing Excite@Home consumers, cable subscribers and others access to programs offered by EVCI's educational providers over Excite@Home's high-speed Internet network via interactive video conferenced distance learning (IVC/DL), will provide a compelling reason for Excite members, cable subscribers and others to order @Work's high-speed Internet service.


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EVCI and Excite@Home will market and promote EVCI and EVCI offerings through-out the @Home broadband portal and the Excite.com property, thereby educating @Home an Excite.com customers about EVCI and it's capabilities, drive early @Home adopters to EVCI to register for college courses, degree programs and training programs and provide a compelling content reason for the Excite portal users to up-grade to the @Home Networks high speed Internet service.

EVCI's initial offering to @Home high-speed Internet customers and Excite.com users will bundle (1) compelling educational and training content, (2) a Dell Pentium III 500 mg PC video enabled with an Intel Proshare 500 videoconferencing system and custom distance education front software and (3) @Work Remote high speed Internet service over cable and @Work Internet DSL where available.

Students registering for one of bundled EVCI's Fast-Track cohort programs will receive the video enabled computer free and the @Work Remote high speed Internet service free while they are enrolled in the program.

Additionally, EVCI will mass market its bundled cohort program in major metropolitan markets in newspapers, radio, cable TV, and bus shelter and billboard ads. EVCI's will rollout its mass marketing campaign in the NY metro market followed by NJ, Washington DC, Baltimore, Pittsburgh and Philadelphia.

The term of the agreement shall be 5 years from execution, and renew for 1 additional year on each anniversary of the execution date of this agreement.

Advertising on the @Home and Excite portals:
-------------------------------------------
The EVCI campaign on @Home will initially target the @Home subscriber base within AT&T, Comcast, and Cox systems. The first six (6) week period of the campaign will include 2,000,000 General Rotation half banner impressions and 1,375,000 General Rotation half b*box impressions. Two weeks prior to the end of the initial 6 weeks campaign period, and each month thereafter during the term of the Alliance, EVCI will advise @Home of the number impressions to be run during the next 4 week period of the campaign.

The EVCI campaign on the Excite portal will be on a targeted base. The number and placement of impressions to be run on the Excite portal during the initial 6 week period TBD by EVCI within 2 weeks. Thereafter, EVCI will advise Excite@Home on a monthly basis the number and placement of impressions to be run on the Excite.com portal during the following month.

Design, Creative Direction & Program Development:
------------------------------------------------

@Home's Media Services team will team will partner with EVCI to initially develop two unique campaign executions that are designed to drive traffic and interest, raise brand awareness and merchandise EVCI's bundled offerings of educational content, video enable computer and the @WorkRemote high-speed Internet service. This component includes Broadband/Rich Media consulting; storyboard, creative concept development;


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art direction,  creation of interface;  design and  production of ad units;  and quality assurance testing.

Investment
----------
EVCI's investment for Excite@Home's initial creative services described above, not to exceed $20,000 Net, will be based on a 50% discount. Additional creative services requested by EVCI during the first three months of the campaign will be eligible for a 50% discount; thereafter-additional creative services requested by EVCI will be subject to a 35% discount.

EVCI's investment for the @Home portal portion of the campaign during the first 6 week period for the 3,375,000 total impressions will be $75,000 Net (2,000,000 1/2 banner impressions at cost: $10cpm; 1,375,000 b*box impression at cost:
$40cpm). Additional 1/2 banner and b*box impressions requested by EVCI during the remainder of the first three months of the campaign will be priced at cost ($10cpm and $40cpm respectively); thereafter additional impressions requested by EVCI will be based on cost plus 20%.

EVCI's investment for Excite media buys requested by EVCI during the first three months of the campaign will be based @Work's internal cost thereafter additional media impressions on Excite requested by EVCI will be based on cost plus 20%.

@Work, the business division of Excite@Home, has agreed to contribute $20,000 to the cost of the EVCI campaign on the Excite portal and @Home Network.

@Work Access Services Volume Discount Schedule
----------------------------------------------
@Work will be EVCI's preferred provider of high speed Internet services for all bundled sales generated from advertising on the @Home portal, the Excite portal and parallel advertising EVCI runs in traditional media bundling any Exite@Home high-speed Internet service.

The following discount schedule shall apply for when EVCI bundles @Home/@Work's high-speed Internet service via Hybrid Fiber Coax and DSL:

- Hybrid Fiber Coax (HFC): EVC shall receive a 10% discount from list price for monthly recurring fees. No discount for installation fees shall apply.

- DSL, Fractional T-1, Full T-1, and all other Multi-megabit services: EVCI shall receive discounts of 10% of Monthly Recurring Charges (MRC) for the total Monthly Recurring Charges up to $25,000 per month, 15% for MRC from $25,001 to $100,000, and 20% over $100,000. EVCI shall receive discounts of 25% of Non Recurring Charges (NRC) for the total Non Recurring Charges up to $25,000 per month, 25% for NRC from $25,001 to $100,000, and 30% for NRC over $100,000.

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@Work Co-Marketing Commitment
-----------------------------
@Work will contribute 10% of the MRC from all non-HFC services collected from the previous quarter for targeted marketing specific to advancing additional @Work connections to end customers. @Work will attempt to get MSO participation for additional marketing support and discounts for HFC Access Services.

Everyone at EVCI is excited about working with Excite@Home and are convinced that the EVCI and Excite@Home alliance bundling educational content with high-speed Internet service, will provide a compelling motivation that advances additional connections for @Work and registrations for EVCI.

Please confirm your agreement with the terms and conditions of the EVCI and Excite@Home alliance outlined above by signing and returning an original of this letter by overnight mail and returning a copy by fax.

Very truly yours,

/s/ Dr. Arol I. Buntzman
-------------------------
Dr. Arol I. Buntzman
Chairman & CEO


         Accepted and Agreed To:

EDUCATIONAL VIDEO                             Excite@Home
  CONFERENCING, INC.


By:  /s/  Dr. Arol I. Buntzman        By:  /s/ Roger Shanafelt
     ---------------------------          --------------------------

Name:  Dr. Arol I. Buntzman         Name:  Roger Shanafelt
      --------------------------          --------------------------
Title:  Chairman and CEO            Title: Dir., Regional & Strategic Accounts
      --------------------------          --------------------------------------
Date:  August 6, 1999               Date:  7/30/99
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